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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934






Date of Report (Date of earliest event reported)     May 25, 2001
                                                -------------------------


                            STAR SERVICES GROUP, INC.
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             (Exact name of registrant as specified in its charter)



         Florida                        000-28779              65-0893224
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(State or other jurisdiction         (Commission File         (IRS Employer
     or incorporation)                    Number)           Identification No.)



            2075 North Powerline Road, Pompano Beach, Florida, 33069
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          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code    (954) 974-3800
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          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

         Star Services Group, Inc. ("Star") on May 25, 2001 executed an Agreement and Plan of Merger ("Merger Agreement") between Star and an affiliate of Allied Waste Industries, Inc. ("Allied"). Pursuant to the terms of the Merger Agreement, Star shareholders and holders of certain of Star's outstanding Options (as defined in the Merger Agreement), in exchange for all of Star's outstanding shares of common stock and the cancellation of all Star Options shall receive consideration equal to (i) $34 million dollars; minus (ii) any amounts by which Star's Long-Term Debt (as defined in the Merger Agreement) exceeds $15,270,000 as of the closing; (iii) plus or minus the amount of Working Capital Surplus (as defined in the Merger Agreement) or Working Capital Deficit (as defined in the Merger Agreement) (a) as of Star's May 31, 2000 Balance Sheet, and (b) as of the closing, as compared to Star's May 31, 2001 Balance Sheet; and (iv) any amounts due under the Representation and Warranties Adjustments (as defined in the Merger Agreement). The items set forth in (i),
(ii), (iii) and (iv) above are herein referred to as the "Purchase
Consideration."

         The per share Purchase Consideration is calculated by dividing the sum of the Purchase Consideration and the gross proceeds realized from the in-the-money options ("ITM Options" as defined in the Merger Agreement) by the sum of the outstanding shares of common stock and the shares of common stock underlying the ITM Options. The holders of the outstanding common shares shall receive cash in an amount equal to the product of the per share Purchase Consideration and the number of shares of common stock held, and the holders of the ITM Options shall receive cash in an amount equal to the product of the number of shares underlying the ITM Options and the excess of the per share Purchase Consideration over the exercise price per share of the respected ITM Options.

         $4,000,000 of the Purchase Consideration shall be held in escrow pursuant to the terms of an escrow agreement, among Allied, a subsidiary of Allied, Star, Jack R. Casagrande, as shareholder's representative, and Bank One Trust Company, N.A., as escrow agent (the "Escrow Agreement"), and shall be released as required to satisfy certain identified claims for indemnification as set forth in the Escrow Agreement and the Merger Agreement. Any amount of the Purchase Consideration remaining in escrow and for which no indemnification claims are pending 120 days after the close of the merger transaction shall be released to Star's shareholders and the holders of the ITM Options.

         Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, Rick Casagrande (the "Major Shareholders"), shall enter into seven year non-competition agreements with Star (the "Non- competition Agreements") and Jack R. Casagrande, Patrick F. Marzano and Frank P. Marzano shall enter into seven year consulting agreements with Star (the "Consulting Agreements") for aggregate consideration under such agreements of $2,000,000 and $3,000,000, respectively. In addition, at closing, the Major Shareholders shall purchase, at net book value, Star's Delrock lakefill property, shall assume the Eastern Recycling Corporation lease from Star, and shall agree to personally indemnify the Purchaser Indemnified Parties (as defined in the Merger Agreement), with respect to certain environmental issues related to such property for a period of up to ten years after closing, up to a maximum of $3,000,000. In connection therewith, the Major Shareholders shall for a period of five years, or later, if certain environmental issues have not been resolved, secure such indemnification obligations with $3,000,000 due under the Consulting Agreements.

         Shareholders owning 31.78% of Star's outstanding common stock have entered into voting agreements to vote their shares in favor of the Merger Agreement.




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         The transactions described above are summaries of such agreement and are qualified entirely by terms and conditions contained in the Merger Agreement, the Non-Competition Agreements, the Consulting Agreements, and any other related transaction agreements.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c) Exhibits:



              Exhibit No.     Description
              -----------     ------------

              2 Agreement and Plan of Merger dated May 25, 2001 among Allied Waste North America, Inc., Sage Acquisition Corporation, and Star Services Group, Inc.

              10.1 Form of Covenant Not to Compete Agreement between Star Services Group, Inc. and Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande.


              10.2 Form of Consulting Agreement between Star Services Group, Inc. and Jack R. Casagrande, Patrick F. Marzano, and Frank P. Marzano.


              10.3 Voting Agreement and Irrevocable Proxy dated as of May 25, 2001, among the shareholders listed on the signature page thereto, Star Services Group, Inc., Allied Waste North America, Inc. and Sage Acquisition Corporation.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Star Services Group, Inc. has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                               STAR SERVICES GROUP, INC.





                                               By: /s/ Patrick F. Marzano
                                                   -----------------------------
                                               Name:  Patrick F. Marzano
                                               Title: President



Dated: May 29, 2001









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